UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 12, 2011
Cambium Learning Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34575	27-0587428

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17855 N. Dallas Parkway, Suite 400, Dallas, TX	75287

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 932-9500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 12, 2011, Cambium Learning Group, Inc. (the “Company”) amended its stockholders agreement to allow a majority of the remaining directors on the Company’s Board of Directors (the “Board) to fill any vacancy of the Board seat occupied by Mr. Frederick J. Schwab.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 15, 2011, Frederick J. Schwab delivered a letter to the Company stating that he does not wish to stand for re-election as a director of the Company at its upcoming annual meeting of stockholders, scheduled for May 17, 2011. Mr. Schwab has informed the Company that he will tender his resignation effective as of the Board meeting to be held on May 17, 2011. Mr. Schwab’s decision not to stand for reelection is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Schwab has served as a director of the Company since December 2009 and also served as a director of Voyager Learning Company from September 2004 until its merger with the Company on December 8, 2009. Mr. Schwab is also a member of the Company’s Audit Committee. Mr. Schwab will continue to serve as a director and member of the Audit Committee until he tenders his resignation effective May 17, 2011.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Amendment No. 1 to Stockholders Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned duly authorized officer of the registrant.
Date: April 18, 2011

CAMBIUM LEARNING GROUP, INC.
By:	/s/ Todd W. Buchardt
Todd W. Buchardt
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Amendment No. 1 to Stockholders Agreement.